ASSET PURCHASE AND SALE AGREEMENT

                                      among

                    IRON MOUNTAIN RECORDS MANAGEMENT, INC.,
                                    as Buyer

          INTERNATIONAL RECORDS STORAGE AND RETRIEVAL SERVICES, INC.
                                    as Seller

                                       and

                   Lawrence Winnerman and Sanford Winnerman
                            as stockholders of Seller



                                 August 13, 1996

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                                TABLE OF CONTENTS


ARTICLE I....................................................................1
      DEFINITIONS............................................................1


ARTICLE II...................................................................4
      SALE AND PURCHASE OF SUBJECT ASSETS....................................4


ARTICLE III..................................................................7
      REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS..............7


ARTICLE IV..................................................................12
      REPRESENTATIONS AND WARRANTIES OF BUYER...............................12


ARTICLE V...................................................................13
      PRE-CLOSING AGREEMENTS................................................13


ARTICLE VI..................................................................15
      CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE..................15


ARTICLE VII.................................................................17
      CONDITIONS PRECEDENT TO OBLIGATION OF SELLER..........................17


ARTICLE VIII................................................................18
      THE CLOSING...........................................................18


ARTICLE IX..................................................................19
      POST-CLOSING MATTERS..................................................19


ARTICLE X...................................................................21
      TERMINATION...........................................................21


ARTICLE XI..................................................................22
      INDEMNIFICATION.......................................................22


ARTICLE XII.................................................................26
      MISCELLANEOUS PROVISIONS..............................................26

                                TABLE OF CONTENTS
                                    (cont'd)




Schedule 1.11                 Owned Tangible Assets
Schedule 2.3                  Allocation
Schedule 3.5                  Encumbrances
Schedule 3.8                  Litigation
Schedule 3.9                  Permits, Licenses
Schedule 3.15                 Certain Changes; Competitive Bids
Schedule 3.17                 Employee Information
Schedule 12.1                 Brokers
Exhibit 2.5                   Escrow Agreement
Exhibit 6.3                   Noncompetition and Confidentiality Agreement
Exhibit 6.8                   Seller's Counsel's Opinion
Exhibit 6.9                   Software Support Agreement
Exhibit 7.4                   Buyer's Counsel's Opinion

                        ASSET PURCHASE AND SALE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 13th day of August, 1996, by and among International Records Storage and Retrieval Services, Inc., a New Jersey corporation ("Seller"), Lawrence Winnerman and Sanford Winnerman, stockholders of Seller (each a "Stockholder"), and Iron Mountain Records Management, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

A. Seller is engaged in the business of providing records management and storage services to customers located in the New York metropolitan area under the trade name "International Records Storage".

B. Buyer desires to purchase, and Seller desires to sell, substantially all the assets of the Business (as hereinafter defined) on the terms and subject to the conditions contained in this Agreement.

C. Stockholders, as the majority stockholders of Seller, join in this Agreement for purposes of confirming the representations and warranties of Seller and providing indemnification against breach of warranties.

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Stockholders and Buyer, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

Section 1.1 Agreement means all or any part of this Agreement, including schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

Section 1.2 Business means the records management and storage business conducted by Seller in metropolitan New York area (with customers in New York and New Jersey) under the trade name "International Records Storage".

Section 1.3 Closing means the occasion upon which the transactions contemplated by this Agreement are carried out by the delivery of documents, payment of funds and other actions contemplated herein, as described in Article VIII.

Section 1.4 Closing Date shall be September 4, 1996, or such other date as the parties may agree.

Section 1.5 Effective Time means 12:01 a.m. in Boston, Massachusetts on September 1, 1996.

Section 1.6 Encumbrances means any and all encumbrances, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Subject Assets.

Section 1.7 Excluded Assets means (i) Seller's cash, cash equivalents and sums in checking and other depository accounts at the Effective Time and (ii) Seller's minute books, stock records, stock ledger and similar corporate records, (iii) Seller's interest in a note receivable from Penny Novak, Seller's right to receive a partial premium refund on insurance carried by the Business,
(v) leased postage meter and two leased copiers (one of which Buyer will lease from Seller for the rent paid by Seller to its lessor for the remainder of the lease term), and (vi) a portion of earned accounts receivable, as described in
Section 2.2D(iii).

Section 1.8 Lease means the lease dated October 7, 1993 between Berkowitz Company, L. P., successor to Central Paper Distribution Services, Inc., as landlord, and Seller, as tenant, pursuant to which Seller occupies approximately 141,516 square feet of space in the Leased Building.

Section 1.9 Leased Building means the building located at 110 Edison Place, Newark, New Jersey at which Seller conducts the Business.

Section 1.10 Major Customer means any of Seller's customers which stored in excess of 5,000 cubic feet of material at any time during the three months ended March 31, 1996.

Section 1.11 Subject Assets means all of Seller's assets and properties related to the Business of whatever kind, character and description, and whether tangible, intangible, real, personal or mixed, and wherever located, except for the Excluded Assets. The Subject Assets include the following Tangible Assets and Interests:

      A. Tangible Assets means all tangible personal property used in the Business, such as inventory; computers, computer peripherals and maintenance manuals; word processors; typewriters and other business machines; automobiles, trucks and other vehicles; equipment; tools and machines; racking and shelving currently used in the Business or in the Leased Building; furniture, furnishings, and office equipment; and supplies. Principal items of Tangible Assets are listed on Schedule 1.11.

      B. Interests means all intangible property used in the Business, including rights, privileges, benefits and interests under all contracts, agreements, consents, licenses and files and correspondence related thereto; computer software used in the Business; permits or certificates; agreements, leases and other arrangements with respect to intangible or tangible property or interests therein, including the Lease; confidentiality and non-competition agreements with present and former employees, whether oral or written; consents; agreements with suppliers and customers; financial and operating records of the Business; deposits held by contract parties (including the security deposit held by the landlord under the Lease); accounts receivable issued in respect of storage to be provided after the Closing Date and a portion of earned accounts receivable as described in Section 2.2D(iii); prepaid expenses; the unregistered trade name "International




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

Records Storage"; and any sales agent or sales affiliate agreements used in connection with the Business.

Section 1.12 Taxes means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.




                    (ARTICLE II COMMENCES ON THE NEXT PAGE)

                                   ARTICLE II
                       SALE AND PURCHASE OF SUBJECT ASSETS


Section 2.1  Sale and Transfer.

      A. The Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller, at the Closing, free and clear of all Encumbrances, all of the Subject Assets.

Section 2.2  Purchase Price; Assumption of Certain Obligations.

      A.     Purchase  Price.  The Purchase  Price to be paid by Buyer for all
the Subject  Assets shall be          .  The Purchase Price shall be paid in
United States Dollars.

      B. Payment of Purchase Price. The Purchase Price shall be payable to Seller at the Closing by wire transfer of immediately available funds in the
amount of $        to the Escrow Agent under the Escrow Agreement described in
Section 2.5 hereof, and the remainder to such account as Seller shall designate in writing not less than two business days prior to the Closing Date.

      C. Limited Assumption of Contracts and Obligations. Buyer shall assume no obligations or liabilities of Seller other than the following:
Buyer shall assume and perform:

             (i) all obligations of Seller arising or accruing after the Effective Time in respect of Seller's contracts, agreements and arrangements with its customers providing for storage of business records; and

             (ii) Seller's obligations arising or accruing after the Effective Time under the Lease.

      The obligations described in clauses(i) and (ii) are hereinafter referred to as the Assumed Liabilities.

      D.     Adjustments.

                  (i) All expenses (including salaries, wages, commissions, vacation and other benefit liabilities and so-called compensatory time) attributable to the operation of the Business during the period on or prior to the Effective Time are for the account of, and shall be paid by, Seller. All expenses attributable to the operation of the Business during the period after the Effective Time are for the account of, and shall be paid by, Buyer.

                  (ii) Buyer shall receive a credit against the purchase price for prepaid services to be performed after the Effective Time for which Seller has received payment prior to the Closing Date.

                  (iii) Buyer and Seller have agreed to split as hereinafter provided Earned Accounts Receivable, which are accounts receivable arising from invoices issued prior to the Effective Time for storage or service provided or performed prior to the Effective Time. Buyer and Seller shall identify and agree on the Earned Accounts Receivable at the closing and the aggregate amount thereof. As payments are received by Buyer from account debtors a portion of whose accounts are Earned Accounts Receivable ("EAR account debtors"), Buyer shall record such payments against Earned Accounts Receivable derived from such EAR account debtor. Buyer will not allocate payments from any EAR account debtor to "unearned" accounts receivable owed by such account debtor until all of such EAR account debtor's Earned Accounts Receivable have been paid unless such EAR account debtor specifically directs that a payment be so applied. If an EAR account debtor makes such specific request (with an indication that such EAR account debtor intends not to pay all or part of its Earned Accounts Receivable), or if an EAR account debtor contests the appropriateness of any invoice included in the Earned Accounts Receivable, Buyer shall promptly notify Seller, and Seller shall have a right to participate with Buyer in attempting to resolve the applicable EAR account debtor's objection.

      Buyer shall retain for its own account collections from Earned Accounts Receivable until the aggregate so collected equals one-half of the total Earned Accounts Receivable. Thereafter, all remaining Earned Accounts Receivable collected shall be paid over to Seller. Buyer shall provide a monthly accounting to Seller of collections from EAR account debtors, identifying the invoices against which collections are credited, and providing such other information as Seller may reasonably request. Seller shall have the right during normal business hours to audit and review Buyer's books and records in respect of collection of Earned Accounts Receivable.

      Buyer's obligation to remit portions of the Earned Accounts Receivable to Seller shall terminate with respect to amounts received after the sixth month after the Closing Date.

                  (iv) All such adjustments shall be calculated as of the Effective Time and shall be paid or credited, as the case may be, on the Closing Date, to the extent known, or on the date which is forty-five days after the Closing Date to the extent they are not determinable on the Closing Date.

                  If Buyer agrees to pay any Seller obligations (other than the Assumed Liabilities) in exchange for a credit against the Purchase Price, Buyer shall not be deemed to have assumed any Seller obligations with respect thereto other than payment of such assumed amount. Seller shall pay all pre-Closing accruals and expenses other than the Assumed Liabilities at the scheduled time of payment except to the extent (other than with respect to Assumed Liabilities) Buyer has agreed to make such payment in exchange for a credit against the Purchase Price. Buyer will promptly forward to Seller for payment any invoices which Buyer receives related to obligations of Seller which were not assumed by Buyer.

Section 2.3 Allocation. The Purchase Price shall be allocated among the Subject Assets as described in Schedule 2.3; or, if Schedule 2.3 has not been completed on the date hereof, on or prior to the Closing Date. The parties shall for tax purposes report the transactions contemplated by this Agreement in accordance with such allocation.

Section 2.4 Seller's Employees. Buyer shall not be obligated to offer employment to any employee of Seller in connection with its acquisition of the Subject Assets, and such acquisition shall not grant any employee of Seller a right of continued employment with Buyer. Buyer shall have the right to offer employment to such of Seller's employees as it chooses, and Seller shall not offer conflicting employment to any person to whom Buyer offers employment for a period of two years after the Closing Date.

Section 2.5 Escrow Agreement. The performance by Seller and Stockholders of their covenants, indemnities and obligations under this Agreement shall be secured by $250,000 (together with interest thereon, the "Escrow Fund") to be held and disbursed by Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone (the "Escrow Agent") pursuant to an Escrow Agreement in the form set forth as Exhibit 2.5 hereto, which shall be executed and delivered by Seller, Stockholders, Buyer and the Escrow Agent at the Closing.




                   (ARTICLE III COMMENCES ON THE NEXT PAGE)

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS


Seller and Stockholders hereby jointly and severally represent and warrant to Buyer as follows, except as otherwise stated in Schedules hereto, as of the date hereof:

Section 3.1 Organization and Good Standing. Seller is a corporation duly organized, under the laws of the State of New Jersey, and has all requisite power and authority to own and operate the Subject Assets, to carry on the Business as presently conducted and to execute and deliver, and perform its obligations under, this Agreement.

Section 3.2 Authorization. The execution and delivery of this Agreement and performance by Seller of its obligations hereunder has been, and all the other agreements and documents required to be delivered by Seller in accordance with the provisions hereof (the Seller's Documents) have been duly and validly authorized by all necessary corporate actions on the part of Seller. This Agreement has been, and the Seller's Documents upon execution will be, duly executed and delivered on behalf of Seller, by duly authorized officers of Seller; and this Agreement constitutes, and Seller's Documents when executed and delivered will constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms.

Section 3.3 Compliance With Other Instruments. Neither the execution and delivery by Seller of this Agreement and the Seller's Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance on any property or asset of Seller pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument (or, to Seller's knowledge, any judgment, order, injunction or decree) by which Seller is bound, to which Seller is a party, or to which the assets of Seller are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the Articles of Organization or Bylaw of Seller.

Section 3.4 No Governmental or Other Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby.

Section 3.5 Title to Subject Assets. Except as set forth in Schedule 3.5, Seller has good title to all the Subject Assets, free and clear of all Encumbrances. Seller is not a party to, nor are the Subject Assets subject to, any judgment, judicial order, writ, injunction or decree of which Seller has knowledge that materially adversely affects the Subject Assets or the use thereof by Seller.

Section 3.6 Contracts and Other Interests. All material contracts (including all Major Customer contracts) and all other material Interests are in full force and effect, valid and enforceable in accordance with their respective terms, and there are no existing defaults of Seller or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Seller under any material contracts or other Interests, nor are material amendments pending with respect to any material contracts or other Interests. Seller has no oral agreements with customers which require Seller to provide storage or services at no charge or at rates significantly below the average rates for such services set forth in Seller's written customer contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts.

Section 3.7 Taxes. Seller has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax) required to be filed by it or has timely filed extensions related thereto and has paid all taxes owing by it, including any interest and penalties thereon, except taxes which have not yet accrued or otherwise become due for which adequate provision has been made, or which Seller is contesting in good faith. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Seller, threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties.

Section 3.8 Litigation; Claims; Defaults. Except as set forth in Schedule 3.8, Seller has not been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which Seller is a party, nor any administrative, arbitration or other proceeding pending or threatened against Seller in respect of the Subject Assets or the Business. Seller has not received any written or oral assertions from customers of the Business to the effect that their materials stored with Seller have been lost, damaged or inappropriately destroyed or that such customers are being billed inaccurately for storage of materials or records. Seller is not in default with respect to any currently effective judgment, order, writ, injunction, decree of which Seller has knowledge, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department and applicable to Seller. Seller is not charged or threatened with or under investigation with respect to, any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation.

Section 3.9 Compliance with Laws; Permits, Etc. Seller has complied in all material respects with applicable federal, state and local laws, rules and regulations. Seller possesses such certificates, authorities or permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Business, all of which are listed on Schedule 3.9; and Seller has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

Section 3.10 Certain Environmental Matters. Except as set forth in Schedule 3.10, Seller is operating and has operated the Business in compliance with all applicable local, state and federal environmental laws, regulations and ordinances, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. (CERCLA), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws and regulations of the State of New Jersey as each such statute or regulation has been amended from time to time (Environmental Laws and Regulations). Seller has not accepted for storage, and to the best of its knowledge does not store, any nitrate film or any Hazardous Material. Seller has never knowingly caused the release of an amount of any Hazardous Material to the environment which release would constitute a violation of any Environmental Laws and Regulations. For purposes of this Agreement Hazardous Material shall have the same meaning as that term is defined by Environmental Laws and Regulations, and shall in any event include (i) any asbestos, (ii) polychlorinated biphenyl substances and

(iii) petroleum waste products. Seller does not own, lease, rent or otherwise utilize any underground storage tanks.

Section 3.11 No Inconsistent Agreements. Seller has not entered into any letter of intent, preliminary agreement or other agreement, written or oral, with any other party which would be inconsistent with the terms of this Agreement.

Section 3.12 Financial Statements. Seller has previously delivered to Buyer Seller's balance sheets and income and expense statements as of and for the years ended December 31, 1994 and December 31, 1995, reviewed by Rothstein, Kass & Company, P. C., independent public accountant (the Financial Statements) and the three-month period ended March 31, 1996. The Financial Statements are true, correct and complete for the periods covered in all material respects, have been prepared in accordance with generally accepted accounting principles on an income tax reporting basis, applied on a consistent basis, and fairly present the results of the operation of the Business for the periods then ended. Seller shall deliver to Buyer, as they become available, unaudited monthly income and expense statements until the Closing, which statements will be true, correct and complete for such periods and prepared on a consistent basis with the Financial Statements.

Section 3.13 No ERISA Plans. Seller has not established and does not maintain any employee pension benefit plans which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, other than a 401(k) profit sharing plan which will be terminated by Seller at or prior to the Closing Date. Assets in such plan will be distributed to the beneficiaries.

Section 3.14 Condition of Subject Assets; Sufficiency. All the material tangible Subject Assets are in good operating condition, ordinary wear and tear excepted, and are in compliance with all applicable statutes, ordinances, rules and regulations. The tangible Subject Assets constitute all of the tangible assets required to operate the Business in the manner operated by Seller during the six months prior to the date hereof.

Section 3.15 Absence of Certain Changes. Except as set forth in Schedule 3.15, since January 1, 1996, none of Seller's Major Customers has terminated or indicated in writing an intention to terminate its business with, or reduce the volume of its business with, Seller. Seller has no Major Customers whose storage business is or has within 90 days prior to the date hereof, been the subject of competitive bidding procedures.

Section 3.16 No Material Undisclosed Liabilities. Except as described in this Agreement or reflected in the Financial Statements, to Seller's knowledge, there is no liability or obligation of Seller related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business since December 31, 1995 and are not material in the aggregate to the Subject Assets, the Business or the, operations or financial condition of Seller.

Section 3.17 Personnel Information. Schedule 3.17 lists the names of all full- and part-time employees of Seller (or leased employees utilized by Seller) and sets forth a job description or title and compensation for each such person.
Schedule 3.17 also sets forth a list of all written and oral employment and noncompetition agreements with Seller's employees.



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

Section 3.18 Patents, Trademarks, Etc. Except for the trade name "International Records Storage", which is an unregistered trade name used by Seller, and proprietary software programs identified in Section 3.18, Seller has no patents, trademarks, service marks, other trade names, copyrights, computer programs or programs rights, licenses or other similar intangible property rights and interest which it uses in connection with the Business.

Section 3.19 Labor Relations. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, stoppage, or other material interference with or impairment by labor of the business of Seller pending or threatened or contemplated against or directly affecting the Business. Seller's employees are not represented by any labor or trade union, nor to Seller's knowledge has there been any attempt to organize Seller's employees during the 90 day period prior to the date hereof.

Section 3.20 Insurance. There is in force comprehensive general liability and casualty insurance for the Subject Assets and the Business which, in the reasonable opinion of Seller, is appropriate and adequate coverage for such assets and operations.

Section 3.21 Trade Secrets and Customer Lists. Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists, computer software, intellectual property and operating methods required for or incident to the operation of the Business. Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any confidential information claimed to be the property of a former employer of any present or past employee of Seller.

Section 3.22 Transactions with Interested Persons. Seller does not own directly or indirectly, on an individual or joint basis, any material interest in any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business.

Section 3.23 Records Services and Storage Arrangements. Substantially all items received and stored by Seller on behalf of customers (singly or in the aggregate) are held in storage by Seller and are locatable and accessible without extraordinary effort except for items withdrawn or destroyed at the respective customer's request. The stored items for which customers are billed exist and can be accounted for.

Section 3.24 Business in Ordinary Course. From December 31, 1995 until the date hereof, the Business has been conducted in the ordinary course in accordance with past practice. Seller has used its best efforts to maintain and service the Business, and to keep available the services of present employees and agents and maintain existing business relationships. Without limiting the generality of the foregoing, Seller has not:

                  (i)      mortgaged or pledged any of its property or assets;

                  (ii) sold, assigned, transferred or waived rights with respect to any of the Subject Assets (except for items of personal property sold because they had reached the end of their useful life and replaced with similar personal property);

                  (iii) entered into or adopted any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of its officers or employees (except in the ordinary course of business and consistent with past practice);

                  (iv) changed its billing, accounts payable, accounts receivable collection, accounts receivable write-off or other cash management practices; or

                  (v)      agreed to take any of the foregoing actions.

Section 3.25 Shelving of Cartons; Filing. Seller has completed the shelving and filing of substantially all cartons and files received from its customers (including refiles) and all internal move cartons on or prior to the date which is two days prior to the date hereof, including permanent filing of all files deposited temporarily in shelving row end bins. Cartons which are received from new customers will be filed to the extent that shelving is available.

Section 3.26 No Material Adverse Change. There has been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the Business between December 31, 1995 and the date hereof.

Section 3.27 Software. The computers included in the Subject Assets contain all programs, software and information required by Buyer to operate the Business, including customer, billing and inventory information, in the manner that Seller has operated the Business prior to the Closing Date, and adequate support therefor is available so that Buyer may operate the Business in the normal course without use of software or computer programs provided by or licensed from any person other than persons with whom there are written agreements.




                    (ARTICLE IV COMMENCES ON THE NEXT PAGE)


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                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER


Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer possesses all requisite corporate power and authority to own, operate and lease its properties and carry on its business, and to enter into this Agreement and complete the transactions contemplated by it.

Section 4.2 Authorization. Buyer has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the Buyer's Documents) will be, duly executed and delivered on behalf of Buyer by duly authorized officers of Buyer; and this Agreement constitutes, and Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

Section 4.3 Compliance with Other Instruments. Neither the execution and delivery by Buyer of this Agreement and the Buyer's Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Buyer pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the certificate of incorporation or by-laws of Buyer.

Section 4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

Section 4.5 No Governmental Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby and thereby.


                     (ARTICLE V COMMENCES ON THE NEXT PAGE)

                                    ARTICLE V
                             PRE-CLOSING AGREEMENTS


Section 5.1 Access to Information and Facilities. Seller shall afford Buyer and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller's or Stockholders' possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Business. Such access shall include access to confirm the truth and correctness of representations and warranties as of the date hereof and as of the Closing Date. In addition, Buyer's representative shall have an opportunity to meet with Seller's office manager, operations manager and sales/customer service manager, to ensure a smooth transition. Seller has furnished or caused to be furnished to Buyer and its representatives all data and information concerning the Business reasonably requested by Buyer. Without limiting the generality of its obligations hereunder, Buyer agrees that information obtained solely through such sources is subject to the confidentiality provisions of Section 5.2.

Section 5.2 Confidentiality. Seller and Buyer shall keep confidential any and all information furnished by each to the other (including confidential information transmitted by each to their representatives, accountants, counsel, advisors or bankers) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to the extent that any such information is or was generally available to the public through no action on the part of the recipient or was known to the recipient prior to receipt. Buyer shall use such confidential information only for purposes of evaluating the transaction contemplated by this Agreement, and not for any other purposes.

Notwithstanding the foregoing, disclosure of such information may be made to the extent required by applicable law or regulation, judicial or regulatory process, and reviews by financial institutions which are lenders to either party; and such information may be used as evidence in or in connection with any pending or threatened litigation between the parties relating to this Agreement or any transaction contemplated hereby.

In the event that the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all materials containing such information immediately on request, except that each party may keep one set of such information for its legal file, where it will remain subject to the confidentiality provisions of this Agreement.

Section 5.3 Public Announcement. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that either party may disclose the transfer of the Business to its customers in the ordinary course of business, or make any public disclosure it believes is necessary as a part of its quarterly press release procedure or in good faith is required by applicable law or any listing or trading agreement concerning the publicly-traded securities of the party or its affiliates.

Section 5.4 Communications to Seller's Employees. Buyer and Seller shall mutually agree on the timing and content of a program of communications to employees of the Business (other than the three persons mentioned in Section 5.1) in respect of the transactions contemplated hereby.

Section 5.5 Continued Efforts. Seller shall use its reasonable best efforts to
(a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Seller; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Seller; and
(c) take such steps and do such acts as may be necessary to make all of its warranties and representations materially true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Buyer shall use its reasonable best efforts to (a) cause to be fulfilled all of the conditions to the Closing to be satisfied by it; (b) cause to be performed all of the matters required of it upon the Closing; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations materially true and correct as of the Closing with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 5.6 Operation of Business Prior to Closing. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice, and shall use its reasonable best efforts to maintain, preserve and develop the Business, to keep available the services of present employees and agents and to maintain existing business relationships. Without limiting the generality of the foregoing, Seller shall not take any of the actions described in clauses (i) through (v) of Section 3.24.

Section 5.7 Fire Inspection. Seller has advised Buyer that the Newark Fire Department inspected the Leased Building in June, 1995. Seller has provided Buyer with a copy of the Fire Department's report in respect of that portion of the Leased Building occupied by Seller, and Seller has notified Buyer of actions Seller has taken (and actions Seller does not intend to take) in respect of such report, a copy of which is annexed hereto as Schedule 3.10.




                    (ARTICLE VI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE VI
             CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE


The obligation of Buyer to purchase the Subject Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

Section 6.1 Accuracy of Representations and Performance of Seller and Stockholders. The representations and warranties of Seller and Stockholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring in the ordinary course of business of Seller or as otherwise permitted by this Agreement, none of which, singly or in the aggregate, constitutes a material adverse change; each and all of the conditions and covenants to be performed or satisfied by Seller and/or Stockholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Seller and Stockholders shall have furnished Buyer with a certificate to that effect.

Section 6.2 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 6.3 Noncompetition and Nondisclosure Agreement. Seller and each of the Stockholders shall have executed and delivered a Noncompetition and Confidentiality Agreement in the form of Exhibit 6.3.

Section 6.4 Leased Building. Buyer and Berkowitz Company shall be parties to a legal, valid and binding lease pursuant to which Buyer (or an affiliate) shall have leased the entire Leased Building (subject to existing leases), , and Berkowitz Company shall not have taken any actions or made any statements that it intends not to carry out the transactions contemplated by such lease.

Section 6.5 Documents of Transfer. Seller shall be prepared to deliver to Buyer all deeds, bills of sale, assignments and other instruments of transfer and assignment necessary or appropriate to transfer to Buyer good and marketable title in and to the Subject Assets, free of any and all Encumbrances, all of which shall be in form and substance satisfactory to Buyer's counsel.

Section 6.6 Evidence of Board and Stockholders Action. Seller shall have delivered certified copies of resolutions of the actions taken by Board of Directors and the stockholders of Seller pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by the secretary of Seller as to the due election, qualification and incumbency and valid signature of the person or persons authorized to sign this Agreement and the Seller's Documents.

Section 6.7 Secured Indebtedness. Seller shall have delivered evidence reasonably satisfactory to Buyer of the satisfaction and release of any Encumbrances affecting, or security interests or liens encumbering, the Subject Assets.

Section 6.8 Seller's Counsel's Opinion. Buyer shall have received the opinion of Seller's counsel, Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone, in the form of Exhibit 6.8.

Section 6.9 Software Support Agreement. Buyer shall have entered a software support agreement with Integra Services, current supporter of Seller's inventory software system in the form of Exhibit 6.9, or shall otherwise be satisfied that adequate support for such system, and any other software used by Seller (other than off-the-shelf commercially available software) is available to Buyer.

Section 6.10 Meetings with Certain Customers. Buyer's representative shall have met with at least five of Seller's ten largest customers (together with Seller) to discuss the proposed transaction, and Buyer shall be satisfied that none of such customers is likely to discontinue its relationship with the Business after the Closing Date.

Section 6.10 No Material Adverse Change. There shall have been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the Business between December 31, 1995 and the Closing Date.

Section 6.11 Further Documents. Seller shall have executed and delivered to Buyer such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, and shall have provided to Buyer's General Counsel such documents related to authorization by, and consent of Stockholders as such General Counsel may reasonably require.

Section 6.12 Escrow Agreement. The Escrow Agreement shall have been executed by the parties thereto.

Section 6.13 Release of Encumbrances on Leased Building. Seller shall have released any lis pendensor similar lien or encumbrances on the Leased Building filed by Seller or Stockholders or any affiliate thereof.





                   (ARTICLE VII COMMENCES ON THE NEXT PAGE)

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER


The obligation of Seller to sell, assign, transfer and deliver the Subject Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by Seller, subject to the satisfaction at or prior to the Closing Date of the following conditions:

Section 7.1 Accuracy of Representations and Performance of Conditions. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Buyer shall have furnished Seller with Buyer's certificate to that effect.

Section 7.2 Approval. Buyer shall deliver certified copies of resolutions adopted by Buyer's Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of Buyer as to the due election, qualification and incumbency and valid signatures of its officers authorized to sign this Agreement or any document or certificates to be delivered under it.

Section 7.3 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 7.4 Opinion of Buyer's Counsel. Seller shall have received the opinion of Buyer's General Counsel in the form of Exhibit 7.4.

Section 7.5 Escrow Agreement. The Escrow Agreement shall have been executed by the parties thereto.





                   (ARTICLE VIII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE VIII
                                   THE CLOSING


Section 8.1 Closing and Closing Provisions. The Closing Date shall be August 4, 1996, or such other date as the parties may agree. The Closing shall be effected by delivery of documents at the office of Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone, 101 Eisenhower Parkway, Roseland, New Jersey 07068-1067, and payment of the Purchase Price as provided herein or in such other manner and at such other place as the parties may agree.

Section 8.2 Deliveries by Seller. At or prior to the Closing, Seller shall execute and deliver to Buyer all of the matters, certificates and other documents designated as conditions precedent and deliveries precedent to Buyer's obligation to close under this Agreement.

Section 8.3 Deliveries by Buyer. At the Closing Buyer shall deliver to Seller the Purchase Price, subject to adjustments as permitted by this Agreement, in the manner and form provided for in this Agreement, and all the certificates and other documents designated as conditions precedent and deliveries precedent to Seller's obligation to close under this Agreement.








                       (ARTICLE IX COMMENCES ON NEXT PAGE)

                                   ARTICLE IX
                              POST-CLOSING MATTERS


Section 9.1 Records of the Business. For a period of four years following the Closing Date or for such longer period as the statute of limitations applicable to claims for taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall grant to Seller and its representatives, at Seller's request, access to and the right to make copies of those records and documents which report the conduct of the Business or the results thereof as may be necessary in connection with Seller's affairs or the Business, at Buyer's customary fees therefor. If Seller notifies Buyer that Seller requires retention of such records beyond four years, Seller shall pay Buyer's customary storage charges for such post-four-year period.

Seller shall, for at least two years after the Closing Date, retain copies of all records of the Business retained by Seller, and shall grant access thereto to Buyer upon reasonable request for proper purposes.

Section 9.2 Use of "International Records Storage" Name. Buyer shall have the right to use the name International Records Storage in connection with the Business. Seller shall change its name to a name which is not similar to "International Records Storage" or any diminutive or abbreviation thereof within three business days after the Closing.

Section 9.3 Audited Financial Statements. In the event that Buyer requires audited financial statements for the Business in connection with reporting requirements under federal or state securities laws, Seller shall make available any relevant information not included in the Subject Assets and otherwise cooperate with Buyer in preparing such information, at Buyer's expense. Seller shall use its reasonable best efforts, if requested by Buyer, to have seller's auditors prepare such audits, at Buyer's expense. Seller hereby consents to its auditors' performing any such work for Buyer. Buyer shall have the right to file with the Securities and Exchange Commission any financial statements related to the Business (audited or otherwise) required to be filed by Buyer pursuant to federal securities laws.

Section 9.4 Storage of Seller's Records. After the Closing, Buyer will store Seller's records in the Leased Building pursuant to a standard Buyer printed contract. Storage rates will be $0.30 per month per standard carton, and services will be charged at Buyer's customary rates. Prices will be fixed for two years after the Closing Date. Seller may terminate the records storage arrangement at any time on thirty days' notice.

Section 9.5 Office Space/Personnel Services. Seller may continue to occupy the office area in the Leased Building presently occupied by personnel of Seller's affiliate, International Management Services, until December 31, 1996; provided that Seller may by written notice elect to extend such occupancy period to March 31, 1997 for purposes of administration and accounting services for International Management Services' business and completing the sale thereof. Seller shall not be required to pay any rent or other charges for the use of such space. Seller shall have the status of a sublessee of such space from Buyer; and Seller shall be responsible for the obligations of the tenant under the Lease with respect to matters such as conduct, indemnification, landlord's being absolved from liability for loss of or damage to tenant's property, as such apply to the space occupied by Seller.

      Seller shall make its personnel, including Penny Novak, Sanford Winnerman, Jeff Schwartz and Matt Ashbrook, available to consult with Buyer and assist Buyer's personnel in learning the operation of the Business during the period from the Closing Date until December 31, 1996; provided that Seller's obligation to make Penny Novak available shall terminate at such earlier time as she moves from New Jersey. In addition, Seller will be responsible for preparing invoices for customers for the month immediately prior to the Closing Date, which invoices will be scheduled to be sent out one or two days after the Closing Date.

Section 9.6 Sublease of Copier. After the Closing, Buyer shall sublease from Seller the copier which Seller used primarily in connection with the Business prior to the Closing Date. Rent under such sublease shall be equal to rent paid by Seller to the lessor of the copier for its use under the terms of its lease. The sublease shall continue for the remaining term of Seller's equipment lease with the lessor. If the lease provides that Seller may purchase the copier upon expiration of the lease, Seller shall offer Buyer the right to purchase the copier at such price; and if Buyer declines, Seller may purchase the copier or return it to the equipment lessor.







                     (ARTICLE X COMMENCES ON THE NEXT PAGE)

                                    ARTICLE X
                                   TERMINATION


Section 10.1 Non Performance. Seller or Buyer each shall have the right to terminate this Agreement on or prior to Closing in the event that

             (i) the Closing shall not have occurred prior to September 20 , 1996;

             (ii) the other party is in default in the performance of any of its material obligations to be performed hereunder; or

             (iii)should any covenant, warranty or representation made by the other party in this Agreement prove to be materially incorrect;

provided, however, that the party against whom such termination is to be exercised shall have the right, for a period of ten (10) days following receipt of written notice from the other specifying the alleged default and the basis therefor, to correct or satisfy any such condition or covenant necessary to the consummation of this Agreement.

Section 10.2 Termination Due to Default. (a) If Seller rightfully terminates this Agreement pursuant to Section 10.1(ii) or (iii) when (i) Seller is not in default of any of its material covenants, (ii) no material representation and warranty of Seller has been determined to be materially incorrect, and (iii) all conditions to Buyer's obligation to close the transaction contemplated have been satisfied, then Buyer shall be liable to Seller for such damages as may be provable, including out-of-pocket expenses incurred in connection with this transaction.

      (b) If Buyer rightfully terminates this Agreement pursuant to Section 10.1(ii) or (iii) when (i) Buyer is not in default of any of its material covenants, (ii) no material representation or warranty of Buyer has been determined to be materially incorrect, and (iii) all conditions to Seller's obligation to close the transactions contemplated by this Agreement have been satisfied, then Seller shall be liable to Buyer for such damages as may be provable, including out-of-pocket expenses incurred in connection with this transaction.

Section 10.3 Risk of Loss. Prior to Closing the risk of loss, damage or destruction with respect to the Subject Assets shall be borne solely by Seller. If at the Closing Date the Subject Assets shall have suffered loss, damage or destruction to an extent which materially affects the value thereof, Buyer shall have the right at its election to terminate this Agreement, or complete the transactions with such adjustment of the Purchase Price as may be agreed in good faith between Buyer and Seller in advance.




                    (ARTICLE XI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE XI
                                 INDEMNIFICATION


Section 11.1 General Indemnification Obligation of Seller and Stockholders. From and after the Closing, Seller and Stockholders shall jointly and severally reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an Indemnified Buyer Party) against and in respect of:

             (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                  (i) any and all liabilities and obligations of Seller to third parties of any nature whatsoever (including liabilities for Taxes), except for those liabilities and obligations of Seller which Buyer specifically assumes pursuant to this Agreement;

                  (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any partner, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement;

                  (iii) any cost, claim, expense or liability (including legal fees and costs of litigation) which Buyer may incur or with which Buyer may be threatened in excess of an amount equal to the monthly storage charge per container (or such higher amounts as may be specified in a contract as a limit of Seller's liability) in connection with any claim by a business or entity which was a customer of the Business prior to the Closing Date for monetary damages arising from lost, damaged or destroyed records of such customers if Seller did not, as of the Closing Date, have a contract with such customer which limited Seller's liability in the event of loss, damage or destruction to such amount; provided, that Seller shall not be required to indemnify Buyer in respect of any loss, damage or destruction which (i) relates to new cartons moved into the Leased Premises after the Closing Date, (ii) Seller is able to demonstrate occurred after the Closing Date or (iii) relates to a record which any Indemnified Buyer Party has picked up, retrieved, moved or otherwise physically dealt with; or

                  (iv) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or Stockholders under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished by Seller or Stockholders to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, all of which statements, documents and instruments (other than Schedules annexed hereto) are listed or identified on Schedule 11.1; and

             (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.1.

             Notwithstanding anything herein contained to the contrary, Seller shall have no obligations to Buyer under Section 11.1(a)(iii) or (iv) with respect to any claim of which Buyer gives notice to Seller later than the first anniversary of the Closing Date.

             Notwithstanding any other provision herein contained, Seller and Stockholders shall not have any indemnification obligation with respect to the first $25,000 of total claims incurred under Section 11.1 unless total aggregate claims exceed such amount, in which case the indemnification obligations of Seller and Stockholders shall include all liabilities incurred, without regard to the $25,000 threshold. The maximum aggregate liability of Seller and Stockholders hereunder shall be $2,450,000.

Section 11.2 General Indemnification Obligation of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller and the Stockholders and its successors or assigns (an Indemnified Seller Party) against and in respect of:

             (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                  (i) any and all liabilities and obligations of Seller which have been specifically assumed by Buyer pursuant to this Agreement;

                  (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Business or the Subject Assets in which the principal event giving rise thereto occurred after the Effective Time or which result from or arise out of any action or inaction after the Effective Time on the part of Buyer or any partner, employee, agent, representative or subcontractor of Buyer;

                  (iii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

             (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.2.

             Notwithstanding anything herein contained to the contrary, Buyer shall have no obligations to Seller under Section 11.2(a)(iii) with respect to any claim of which Seller gives notice to Buyer later than the first anniversary of the Closing Date.

Section 11.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller or Stockholders (collectively, the Indemnifying Party) would be liable to an Indemnified Buyer Party hereunder is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, the Indemnified Buyer Party shall promptly notify Stockholders, as representative of the Indemnifying Party, of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the Claim Notice). Indemnifying Party shall have ten business days from the personal delivery or mailing of the Claim Notice (the Notice Period) to notify the Indemnified Buyer Party (A) whether or not it disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Buyer Party against any such claim or demand.

             (a) If Indemnifying Party disputes its obligation to indemnify Buyer with respect to such claim or demand or the amount thereof (whether or not Indemnifying Party desires to defend the Indemnified Buyer Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 11.5 hereof.

             (b) In the event that Indemnifying Party notifies the Indemnified Buyer Party within the Notice Period that it desires to defend the Indemnified Buyer Party against such claim or demand then, except as hereinafter provided, Indemnifying Party shall have the right to defend the Indemnified Buyer Party, at the Indemnifying Party's sole cost and expense, by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnified Buyer Party becoming subject to further liability in respect of such matter; provided, however, Indemnifying Party shall not, without the prior written consent of the Indemnified Buyer Party, consent to the entry of any judgment against the Indemnified Buyer Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Buyer Party of a release, in form and substance reasonably satisfactory to the Indemnified Buyer Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Buyer Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

             (c) (i) If Indemnifying Party elects not to defend the Indemnified Buyer Party against such claim or demand, whether by not giving the Indemnified Buyer Party timely notice as provided above or otherwise, then the amount of any such claim or demand as reduced to judgment or settlement, or if the same be defended by Indemnifying Party or by the Indemnified Buyer Party (but none of the Indemnified Buyer Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of Indemnifying Party hereunder, unless Indemnifying Party shall have disputed its liability to the Indemnified Buyer Party hereunder, as provided in Section 11.5(a) hereof.

                  (ii) In the event an Indemnified Buyer Party should have a claim against Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Buyer Party shall promptly send a Claim Notice with respect to such claim to Indemnifying Party. If Indemnifying Party disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 11.5 hereof; if Indemnifying Party does not notify the Indemnified Buyer Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Indemnifying Party hereunder.

             (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place Indemnified Seller Party for Indemnified Buyer Party and variations thereof.

Section 11.4 Payment. Upon the determination of liability under Section 11.3 or
11.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder; provided that an Indemnified Purchaser Party may make initial demand to, and receive payment from, the Escrow Agent in accordance with the terms of the Escrow Agreement. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement or the Seller's Documents. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

Section 11.5 Arbitration. (a) All disputes under this Article XI shall be settled by arbitration in Newark, New Jersey, before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association pursuant to the procedures described in the Escrow Agreement.

             (b) To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 11.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

Section 11.6 Compliance with Bulk Sales Laws. Buyer and Seller hereby waive compliance by Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those related to liabilities which have been expressly assumed, by Buyer pursuant to this Agreement.

Section 11.7 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article XI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.




                   (ARTICLE XII COMMENCES ON THE NEXT PAGE)


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

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS


Section 12.1 Commissions. Except as set forth in Schedule 12.1, each party represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

Section 12.2 Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 12.3 Headings. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

Section 12.5 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

Section 12.6 Assignment. Except as provided in the following paragraph, the rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party's sole discretion.

This Agreement and all rights and obligations of Buyer hereunder may be assigned or transferred by Buyer to any affiliate of Buyer, in which event all instruments, documents and agreements required to be delivered to Buyer hereunder shall be delivered to and run for the benefit of such entity, and such entity (rather than Buyer) shall execute and deliver any instruments, documents or arguments required to be executed and delivered by Buyer hereunder. Buyer shall be not relieved of any of its obligations hereunder by reason of such assignment.

Section 12.7 Binding Agreement. This Agreement constitutes, and all other documents to be executed by each party shall, when executed and delivered, constitute, the legal, valid and binding obligation of each party enforceable in accordance with their respective terms and shall be binding upon and inure to the benefit of its respective successors and assigns.

Section 12.8 Survival of Representations and Warranties. All representations, warranties, covenants and agreements shall survive the Closing the first anniversary of the Closing Date, except for ongoing agreements to indemnify the other party for post-Closing actions.

Section 12.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by telecopier (with notice of receipt), or if served personally on the party to whom notice is to be given; or if delivered by overnightcarrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

To Seller:
      International Records Storage and Retrieval Services, Inc.
      110 Edison Place
      Newark, New Jersey  07102
      Attn:  Sanford Winnerman
      Telecopier: (201) 623-9145

With a copy (which shall not be required for effective notice) to:
      Paul Rosenberg, Esq.
      Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone 101 Eisenhower Parkway
      Roseland, New Jersey  07068-1067
      Telecopier:  (201) 228-7852

To Buyer:
      Iron Mountain Records Management, Inc.
      745 Atlantic Avenue, 10th Floor
      Boston, Massachusetts  02111-2735
      Attention:  John F. Kenny, Jr.
      Telecopier:  (617) 350-7881

With a copy (which shall not be required for notice) to:
      Garry B. Watzke, Esq.
      745 Atlantic Avenue, 10th Floor
      Boston, Massachusetts  02111-2735
      Telecopier:  (617) 350-7881

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above.

Section 12.10 Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the Commonwealth of Massachusetts (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate or partnership entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. All remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this Agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies.

Section 12.11 Expenses of Enforcement. If either party initiates an action to enforce a provision of this Agreement or any agreement, instrument or document made or delivered in connection herewith, or for damages by reason of an alleged breach of any provision, except as otherwise provided in Section 11.5, the prevailing party shall be entitled to receive from the other party all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.

Section 12.12 Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

Section 12.13 Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

Section 12.14 Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Section 12.15 Taxes. The party upon whom state law imposes the economic burden shall pay any New Jersey sales taxes imposed on the sale of personal property in the transaction. Seller shall pay all transfer and conveyance taxes and recording, transfer and similar fees payable or assessable in connection with the sale and transfer contemplated by this Agreement. Buyer shall pay the premium for the Owner's Title Policies. Buyer and Seller shall each pay its portion prorated as of the Closing Date of state and local personal property taxes on the Business.

Section 12.16 Disclosure. No representation or warranty made by either party in this Agreement contains any untrue statement of a material fact or to the knowledge of Seller and Stockholders omits to state a material fact necessary to make the statement of facts contained within it not misleading.

Section 12.17 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or wavier of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                   (ARTICLE XIII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE XIII
                            BUYER'S ELECTION TO CLOSE


Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not be required to carry out the transactions contemplated by this Agreement unless and until Buyer delivers to Seller a written "Notice of Election to Close". Such Notice of Election to Close may be delivered by the method of delivery of notice set forth in Section 12.9, and shall be delivered to the office of Paul Rosenberg, Esq., Brach, Eichler, Rosenberg, Silver, Hammer & Gladstone on or before 5:00 p.m. on Monday, August 26, 1996.

In the event Buyer elects not to, or fails to deliver, the Notice of Election to Close, this Agreement shall be null and void and the parties shall have no further obligations to each other except with respect to confidentiality as provided in Section 5.2.

Prior to the date Buyer delivers the Notice of Election to Close, Buyer shall not make any filing with the Securities and Exchange Commission in which Seller is identified as an acquisition candidate or potential acquisition candidate of Buyer.

      IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

International Records Storage           Iron Mountain Records Management, Inc.
  and Retrieval Services, Inc.




By:                                     By:
   ------------------------------           -----------------------------------

      ---------------------------           John F. Kenny, Jr.
      President                             Vice President


Stockholders:




- -------------------------------
Lawrence Winnerman




- -------------------------------
Sanford Winnerman